Exhibit 10.1


                           FOURTH AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  This FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is dated as of the [ ] day of February 2008, by and between WILLIS GROUP HOLDINGS LIMITED, a company established under the laws of Bermuda ("Willis Holdings"), WILLIS NORTH AMERICA, INC. (Willis US", and collectively with Willis Holdings, "Employer") and JOSEPH J. PLUMERI ("Executive").

                  WHEREAS, on October 15, 2000 (the "Commencement Date"), Willis US and Willis Group Limited (f/k/a Willis Group plc, "Willis UK") entered into an employment agreement in order to employ Executive as Executive Chairman of Willis US and Chairman and Chief Executive Officer of Willis UK, among other things; and

                  WHEREAS, effective on or about May 8, 2001, as a result of the exchange of ordinary shares of TAI Limited, a company established under the laws of England and Wales and the former ultimate parent company of Willis UK and Willis US, for shares of common stock of Willis Holdings (such stock, "Holdings Stock"), Willis Holdings instead become the ultimate parent company of TAI Limited, Willis US and Willis UK (the "Share Exchange"); and

                  WHEREAS, in connection with the Share Exchange, as of March 26, 2001, Willis US and Willis UK, along with Willis Holdings (collectively, the "Willis Group") agreed to amend and restate this Agreement (the "First Restatement"); and

                  WHEREAS, Willis Holdings, as the ultimate parent of Willis US, became jointly and severally liable with Willis US for all obligations hereunder;

                  WHEREAS, the parties last amended and restated this Agreement as of May 25, 2004, creating the Third Amended and Restated Employment Agreement (the "Third Amendment"); and

                  WHEREAS, the parties desire to make certain changes to the Third Amendment, including to extend the Term and to bring this Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time ("Section 409A").

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment, Compensation and Benefits. During the period of this Agreement, Employer agrees to employ Executive in the capacity, to pay the remuneration, and to provide the benefits, described below.

     (a) Title and Duties.

         (i) During the Term (as defined in Section 2 herein), Executive shall be employed as Executive Chairman of Willis US, and shall hold the offices of Executive Chairman and Chief Executive Officer of Willis Holdings and Willis US and the offices of Chairman, Chief Executive Officer and Senior Managing Director of Willis UK. During the Term, Executive shall also be a member of the

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Board of Directors of Willis  Holdings  (the "Board") (or such other most senior governing board of Willis Holdings) and Executive Committee of Willis Holdings, Willis UK and Willis US. Executive shall also be appointed to such senior director and executive positions, as the Board, after consultation with Executive, deems appropriate, of each subsidiary of Willis Holdings.

                  (ii)   Executive   shall   have   the    customary     duties,
responsibilities and authority of a chairman and a chief executive officer at a corporation of a similar size and status as the Willis Group.

                  (iii) Executive shall report directly to the Board.

                  (iv) Executive's principal office shall be located at an office of Willis US in Manhattan, New York City, New York.

     (b) Remuneration.

                  (i) Base Salary. Beginning on the Commencement Date, Executive's base salary shall be at the rate of $1,000,000 per annum, payable in the United States in accordance with Willis U.S.'s normal payroll practices. The amount of Executive's Base Salary shall be reviewed annually and may, at the discretion of the Board, be adjusted (but never below the then Base Salary). Any such increased amount shall constitute "Base Salary" hereunder. Unless otherwise specified hereunder, all dollar amounts referred to in this Agreement are in U.S. dollars and all amounts are to be paid in the United States.

                  (ii) Bonus. So long as Executive remains employed hereunder, Executive shall be eligible for an annual bonus for each fiscal year ending during the Term (the "Fiscal Year") pursuant to the Employer's annual bonus plan (currently The Willis Group Senior Management Incentive Plan). So long as the applicable performance criteria under the annual bonus plan for his position are satisfied, bonuses shall be paid to Executive as set forth on Exhibit A hereto. The bonus for the 2007 fiscal year shall be paid in 2008 in accordance with the terms of this Agreement prior to this restatement. Except as otherwise provided on Exhibit A hereto, all bonuses shall be paid in the calendar year next following the end of the fiscal year in which it is measured.

                  (iii) Deferral of Receipt of Remuneration. Executive shall have the right to defer, on an annual basis, receipt of his Base Salary and, to the extent permitted by the Deferred Compensation Plan, his annual bonus to the full extent provided and otherwise in accordance with the terms of Employer's deferred compensation plan in which Executive participates (or any successor plan thereto) as in effect from time to time (the "Deferred Compensation Plan") and Section 409A.

     (c) Benefits.

                  (i) Willis US Plans Generally. Employer shall provide, or shall cause to be provided, Executive with those benefits, including medical, life insurance, disability, pension and other benefit programs, plans and practices to which similarly-situated, full-time executive employees of Willis US and its subsidiaries (commensurate with Executive's position with Willis US) are entitled (under the applicable benefit plans as in effect as of the Commencement Date or as may be amended from time to time), as set forth in the

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Staff Handbook (the "Company  Plans"),  as well as fringe benefits  commensurate with the Executive's position, including, at Employer's expense, reasonable availability of private air transportation, as determined appropriate for business travel by Executive in his reasonable, good faith discretion and, when reasonably necessary for security reasons, personal travel of Executive and his family, unless otherwise expressly waived by Executive in writing.

                  (ii) Deferred Compensation Benefit. So long as Executive remains employed by Employer hereunder, Executive shall be entitled to receive an annual deferred compensation credit of $800,000 (the "Deferred Compensation Benefit") under the Deferred Compensation Plan in respect of the Contract Year beginning on October 15, 2003 and each full (or partial) Contract Year occurring thereafter. Each such Deferred Compensation Benefit shall be credited to an account established for Executive under the Deferred Compensation Plan (the "Deferral Account") in four equal installments of $200,000 each, beginning on January 14, April 14, July 14 and October 14 of each Contract Year in respect of which such Deferred Compensation Benefit is being credited. Notwithstanding anything set forth in this Agreement, or the Deferral Account to the contrary,
(A) Executive has received an additional Deferred Compensation Benefit credit in respect of the Contract Year ending on October 14, 2003, of which one half was credited on each of July 14, 2003 and October 14, 2003 and (B) on each date that any Deferred Compensation Benefit is credited to the Deferral Account, Executive shall be vested in, but not then entitled to payment of, such credited amount. Subject to the foregoing, all Deferred Compensation Benefits shall otherwise be treated under the Deferred Compensation Plan in the same manner (including, without limitation but subject to Section 3(a)(ii) below) as any elective deferrals of Base Salary and annual bonus amounts made by Executive under the Deferred Compensation Plan as provided in Section 1(b)(iii) above.

     (d) U.K. Corporate Housing. The Company shall continue to provide the Executive with hotel housing when in London, England on Company business at the same level as provided in 2007.

     (e) Other Expenses. All expenses of Executive incurred in connection with the performance of his services hereunder or prior hereto, other than with respect to the commutation by Executive from his home in New Jersey to his office in New York City, shall be payable or reimbursed by Employer (including but not limited to those fringe benefits set forth in Sections 1(c)(i) and 1(d), above) and, to the extent, if any, such expenses would be taxable to Executive, shall be grossed up by Employer such that Executive has no after-tax cost for such expenses or additional gross-up amount. Expenses shall be reimbursed as soon as practicable after Executive incurs such expense and submits documentation thereof (which shall be submitted within ninety (90) days of the incurrence of the expense). All taxable payments and reimbursements, including any gross-up payment related to expenses paid pursuant to this Section 1(e), shall be paid in accordance with Section 7(l)(iii) hereof.

     (f) Indemnification. Employer shall provide Executive with Directors and Officers and Errors and Omissions insurance in amounts reasonably acceptable to Executive. Willis Holdings and Willis US each agrees, and shall cause their respective subsidiaries to agree, to indemnify and defend Executive, to the fullest extent permitted by applicable law and by their respective Articles of Incorporation and by-laws (or the applicable equivalent governing documents), with respect to any and all claims which arise from or relate to Executive's duties as an officer, member of the Board (and any other board of directors (or equivalent governing entity) of Willis UK, Willis US or any of their affiliates), employee of Willis US, and duties performed in connection with the

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offices of Willis UK and Willis Holdings held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity with any other entity for which Executive is performing services at Employer's request, whether performed heretofore or hereafter.

     (g) Equity Participation.

                  (i) General. The provisions of the Third Amendment as to prior equity grants shall continue to apply.

                  (ii) Registration Rights. Executive shall be entitled to registration rights in accordance with the 2004 Registration Rights Agreement.

                  (iii) Change of Control. The definition of Change of Control applicable to any equity grant made to the Executive or in any equity or employee benefit plan as it applies to Executive shall be the same as the definition of Change of Control set forth herein, provided that this subsection
(ii) shall not apply to any already outstanding equity grant as of May 25, 2004 to the extent application of it would result in an adverse accounting charge to the Employer because of a change in the definition of Change in Control.

                  (iv) 2008 Equity Grant. Executive shall be entitled to stock option grants as provided in Exhibit B hereto.

                  (v) Future Grants. Executive shall be eligible for such future equity awards as determined by the Compensation Committee of the Board.

     (h) Executive shall be entitled to vacation time and holidays as are provided in general to executive employees of Willis US but shall, in any event, be entitled to no less than four (4) weeks of vacation per year. Any unused days accrued in a particular year may not be carried over to a subsequent year.

     2. Term and Termination.

     (a) Term. This Agreement shall become effective as of the Commencement Date. Unless terminated earlier pursuant to Section 2(b), below, Executive's employment hereunder shall remain in effect until the annual meeting of the Employer occurring in 2011. For purposes of this Agreement, the employment term (which began on the Commencement Date) shall be deemed to be the "Term", and each twelve-month period commencing on the Commencement Date and on each anniversary thereof occurring during the Term shall be deemed to be a "Contract Year".

     (b) Termination. The Term shall terminate on the earlier to occur of (i) the expiration of the Term and (ii) the date upon which Executive's employment is terminated by Employer or Executive. Subject to the conditions and procedures of Section 3(d)(iii) and (iv), below, either party may terminate the Term and Executive's employment at any time by providing 90 days' prior written notice to the other party of the termination of Executive's employment. A termination by either Employer shall be deemed a termination by the Employer and all other members of the Willis Group and their respective subsidiaries.

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     3. Effect of Certain Terminations.

     (a) Termination without Cause by Employer or Resignation with Good Reason by Executive. If at any time during the Term, Employer terminates Executive without Cause (as defined below) or the Executive terminates his employment with the Willis Group for Good Reason (as defined below), Executive shall be entitled to the following:

                  (i) Subject to Section 7(l) hereof, within thirty (30) days after such termination, Employer shall pay to Executive as severance the lesser of (x) Four Million Dollars ($4,000,000) and (y) Two Million Dollars (2,000,000) multiplied by a fraction, the numerator of which is the number of months remaining in the Term (without regard to the Termination) and the denominator of which is twelve (12); provided, however, if (I) after the occurrence of a Change in Control (or prior thereto, at the direction of an anticipated successor or otherwise in connection therewith), Executive's employment is terminated for any reason by Employer (or their respective successors) or (II) after the occurrence of a Change in Control, Executive's employment is terminated by Executive with or without Good Reason, then, in lieu of Executive's entitlements for severance as set forth above, Employer (or its applicable successor) shall be required to pay Executive as severance, subject to Section 7(l) hereof, within thirty (30) days after such termination, an amount equal to Six Million Dollars ($6,000,000); and

                  (ii) Employer shall provide, or shall cause to be provided, Executive with his (x) Accrued Amounts (as defined below) and (y) his Accrued Rights (as defined below); provided, however, that any Deferred Compensation Benefit that would otherwise have been credited to Executive's Deferral Account pursuant to Section 1(c)(ii) above if Executive had remained employed by Employer hereunder for the balance of the Term shall instead be credited in full to the Deferral Account effective as of the date of such termination, and all Deferred Compensation Benefits then credited to the Deferral Account shall otherwise be paid to Executive pursuant to and in accordance with the provisions of the Deferred Compensation Plan and in accordance with the provisions of
Section 409A, as applicable.

     (b) Other Terminations. In the case of any other termination not covered by
Section 3(a) alone, Executive shall only be entitled to his Accrued Amounts and Accrued Rights; provided, however, that after the occurrence of a Change in Control, if Executive terminates his employment without Good Reason, Executive's Deferred Compensation Benefits shall be credited and payable in the same manner and pursuant to the same terms as set forth in Section 3(a)(ii) above.

     (c) No Mitigation; No Offset. The amounts due under Section 3(a) shall be paid without any obligation of mitigation or offset for future earnings or other amounts, and shall be paid without setoff, counterclaims or defense. Executive shall not be eligible for any amounts of a similar nature that would be payable to Executive pursuant to other severance plans of the Willis Group.

     (d) Definitions. For purposes of this Agreement, the capitalized terms used above shall have the following meanings:

                  (i) "Accrued Amounts" shall mean (x) all accrued but unpaid Base Salary and vacation pay, to be paid promptly after termination; (y) any bonus due as a result of actual performance but unpaid for any completed fiscal year, to be paid in the calendar year of such termination when bonuses are paid

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to its  senior  level  executives  in respect to such  fiscal  year;  and (z) in respect of the Fiscal Year in which the termination occurs, payment of an amount, (the "Prorated Bonus") equal to a pro rated portion of the actual annual bonus earned based on performance during the Fiscal Year in which the termination occurs based on actual results, which bonus shall be paid to Executive in the calendar year next following the calendar year of termination and at the same time as said payment would be made if Executive was still employed by the Employer; provided, however, that upon a termination of Executive's employment for Cause or by Executive without Good Reason (other than as a result of death, Disability, Mutual Retirement (as defined below) prior to the end of the Term or at or after the annual meeting in 2011), "Accrued Amounts" shall not include a Prorated Bonus in respect of the Fiscal Year in which the termination occurs.

                  (ii) "Accrued Rights" shall mean any amounts or benefits due to Executive under any benefit or equity plan or program (other than a severance plan), and Executive's rights under Sections 1(c), 1(e), 1(f), 4 and 7 hereof, payable in accordance with the terms of such plan or program.

                  (iii) "Cause" shall mean (A) Executive's conviction of, or pleading nolo contendere to, a misdemeanor involving sexual misconduct or to a felony (other than a traffic infraction not involving actual imprisonment), (B) Executive's willful and continuous misconduct with regard to his material duties and responsibilities which causes demonstrable harm of a material nature (C) Executive's serious or persistent breach of Executive's material obligations under this Agreement (including any repeated failure to abide by the legal, written directives presented to him by the Board, which directives are not in violation of Section 1(a)(ii) hereof) or (D) gross negligence (other then as a result of physical or mental impairment) with regard to his duties; provided, that, in the case of (B), (C) and (D), above, such misconduct, breach or negligence was not resolved or cured within fifteen (15) days following the applicable Employer's written notice to Executive of the Employer's intention to terminate Executive's employment for Cause as a result of such circumstances, which notice (pursuant to Section 2(b)) describes such circumstances with sufficient particularity to give Executive a reasonable opportunity to resolve or cure any such misconduct, breach or negligence. For purposes of this definition, an act (or omission) shall not be deemed "willful", if, in the good faith belief of Executive, such act (or omission) was in the best interests of the Willis Group (or any of their respective subsidiaries), and such belief was reasonable.

                  (iv) "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Willis Holdings by Persons who were neither
(i) nominated by the board of directors of Willis Holdings nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest; (c) the failure of Willis Holdings to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis US (or the successor entity owing all or substantially all of the assets previously owned by Willis US if such assets are transferred); (d) a merger, consolidation or other corporate transaction of Willis Holdings (a "Transaction") such that the

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shareholders of Willis Holdings immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction; (e) the sale of all or substantially all of the assets of Willis Holdings or (f) approval by the shareholders of Willis Holdings of a plan of liquidation or dissolution of Willis Holdings.

                  (v) "Good Reason" shall mean Executive terminates his employment as a result of (A) any diminution by any member of the Willis Group of his titles, positions or status within the Willis Group, without Executive's written consent thereof, (B) any material diminution of his duties, responsibilities or authority, or the assignment to him of any duties materially inconsistent with his positions within the Willis Group, without Executive's written consent thereof, (C) any relocation of his principal office from New York, New York, without Executive's written consent thereof, (D) any material breach of this Agreement by Employer, (E) the occurrence of a Change in Control or (F) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Executive or recommendations made by Executive to the Board, such that the Board materially interferes with Executive's ability to effectively function as the Executive Chairman and Chief Executive Officer, or the Board otherwise takes actions that constructively represent a lack of confidence in Executive's ability to perform his duties and responsibilities; provided, that in all cases (other than (E) above), such action or breach is not resolved or cured within fifteen (15) days following Executive's written notice (pursuant to Section 2(b)) to Employer of the event that he asserts is the basis for Good Reason, and which event or behavior Employer does not resolve or cure during such 15-day period.

                  (vi) "Mutual  Retirement"   shall  mean a Retirement  with the
mutual agreement of the Executive and the Board with a successor chief executive officer approved by both in writing in place.

                  (vii)  "Retirement"   shall  mean  Executive's  termination of
employment with the Willis Group after Executive has been employed with the Willis Group for at least five years following the Commencement Date.

                  (viii)  "Section   409A"  shall   mean  Section  409A  of  the
Internal Revenue Code of 1986, as it may be amended from time to time.

     (e) Disability Termination. Employer may terminate Executive's employment as a result of a "Disability" if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360-day period). Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days written notice to Executive, provided that such termination shall not be effective if Executive returns to full time performance of his material duties within such thirty (30) day period and continues in such full time capacity (which full time status shall be deemed to continue even in the event that vacation or intermittent and de minimis sick leave is taken) for six
(6) consecutive months thereafter. For the avoidance of doubt, in the event that Executive does return to full time performance but does not continue in such full time capacity for six (6)) consecutive months thereafter, the termination shall be deemed effective on thirty (30) days written notice following the most recent date that Executive fails to continue in such full time capacity. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs a "separation from service"

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within the meaning of such term under Section 409A, Executive shall on such date automatically be terminated from employment as a Disability Termination.

     4. Excise Tax.

     (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Employer, any of Employer's affiliates, one or more trusts established by Employer for the benefit of its employees, or any other person or entity, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") by reason of being "contingent on a change in ownership or control" of Willis US or Willis Holdings, within Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 4(a) hereof, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Employer, and reasonably satisfactory to Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of Termination Date, or such earlier time as is requested by Employer; provided that for purposes of determining the amount of any Gross-Up Payment, it is recognized that Executive will pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by Employer to Executive (or to the appropriate taxing authority on Executive's behalf) when due immediately prior to the date Executive is required to make payment of any Excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing, with an opinion that Executive has substantial authority not to report any Excise Tax on his/her federal state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon Employer and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce Employer's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that Employer exhausts its remedies pursuant to
Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify Employer and Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to Executive) shall be promptly paid by Employer to or for the benefit of Executive within five (5) business days after receipt of such determination and calculations.

     (c) Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give Employer any information which is in Executive's possession reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order to effectively contest such claim, and (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, further, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall pay the amount of such claim to Executive, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if Executive is required to extend the statute of limitations to enable Employer to contest such claim, Executive may limit this extension solely to such contested amount. Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and

Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The reimbursement of expenses incurred by Executive due to a tax contest or litigation addressing the existence or amount of an Excise Tax liability shall be reimbursed promptly, but in no event be made later than the end of the calendar year next following the calendar year in which the taxes that are subject of the contest or litigation are remitted to the taxing authority (or if no taxes are remitted as a result of such audit or litigation, the end of the calendar year next following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation). In addition, without extending the time of any obligation in this
Section 4, any tax Gross-Up Payment shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

     (d) If, after the receipt by Executive of an amount paid by Employer pursuant to this Section 4, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to Employer's complying with the requirements of Section 4(c)) promptly pay to Employer the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). Notwithstanding the foregoing, in the event that the obligation to refund any amount shall be a violation of the Sarbanes-Oxley Act of 2002, such obligation to refund shall be null and void.

     (e) To the extent that the applicable regulations under Code Section 280G permits a later recalculation by the Employer, or requires a later recalculation, of whether the Payments are subject to the Excise Tax, the provisions of this Section 4 shall again be applied based upon such recalculation.

     5. Ownership of Business. All business activity participated in by Executive as an employee of Employer, and Executive's execution of his duties and responsibilities to the Willis Group and their related entities as set forth in Section 1(a), above (the "Business Activity") shall be conducted solely on behalf of Employer and their related entities. Executive shall have no right to share in any commission or fee resulting from such Business Activity, other than the compensation referred to in Section 1(b), above, and any monies due to any member of the Willis Group or their related entities as a result of Business Activity which may be collected by Executive on behalf of the Willis Group or their related entities shall be promptly paid over to of the Willis Group or their related entities, as applicable.

     6. Confidential Information; Noncompetition and Nonsolicitation. In consideration of Employer entering into this Agreement with Executive, Executive hereby agrees effective as of the Effective Date that, without Employer's prior written consent, Executive shall not while employed by the Employer and for a period of one year following termination of Employee's employment with Employer:

     (a) On behalf of an entity, which, aggregated with its affiliates, is primarily in the insurance brokerage business, directly or indirectly solicit, accept, or perform, other than on Employer's behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Employer from or with respect to (i) clients of Employer with whom Employee had business contact or provided services to, either alone or with others, while employed by Employer and, further provided, such clients were clients of Employer either on the date of termination of Employee's employment with Employer or within twelve (12) months prior to such termination (the "Restricted Clients") and (ii) active prospective clients of Employer with whom Employee had business contacts regarding the business of the Employer within six (6) months prior to termination of Employee's employment with Employer (the "Restricted Prospects").

     (b) Directly or indirectly, other than in performing his duties for Employer, (i) solicit any employee of Employer ("Protected Employees") to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer or (ii) induce any such employee of Employer to leave the employ of Employer, provided the foregoing shall not apply to Executive's personal assistants and personal non-executive staff, shall not be violated by general advertising not specifically targeted at the Employer's employees and shall not prevent Executive from serving as a reference for any given individual.

     (c) Provide services to Aon Corporation or Marsh, Inc. (or their subsidiaries) as an employee, consultant or director, provided that the foregoing shall not prevent Executive from providing such services to a conglomerate that hereafter acquires such entities that is not primarily in the insurance brokerage business and services to such entities by Executive is not the primary focus of Executive's position.

For purposes of this paragraph 6, "Territories" shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of Employer are present and available for solicitation.

     7. Miscellaneous

     (a) Integrated Agreement. Except as otherwise provided in this Section 6, this document, together with the letter agreement dated as of March 26, 2001, which shall remain in full force and effect, embodies the complete understanding and agreement of the parties hereto relating to Executive's employment; provided, however, that, except as otherwise provided in Section 1(g), above, this Agreement shall be in addition to and not in lieu of the agreements relating to Executive's subscription to, purchase of, and option to purchase, Holdings Stock, as referenced in Section 1(g), above. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

     (b) Severability; Effect of Certain Securities Laws and Other Restrictions. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable by any judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the full extent permitted by law and equity. In addition, notwithstanding anything set forth in this Agreement to the contrary, in the event and to the extent that any term of this Agreement (or benefit provided hereunder) is or becomes prohibited by applicable securities laws (and any rules or regulations promulgated thereunder) or rules or regulations of any exchange on which Holdings Stock is traded, such term or benefit shall be suspended unless and until such term or benefit ceases to be prohibited by such laws, rules or regulations, and Executive hereby acknowledges and agrees that any such suspension will not constitute a breach of this Agreement by Employer.

     (c) Notices. Any notices given pursuant to this Agreement shall be sent by certified mail or a nationally recognized courier service, with proof of delivery, to the addresses set forth below (or, in the event of an address change by either party, to the then-current address of the party, as specified in any written change-of-address notice properly furnished under this Section 7(c)).

         If to Employer, then to:

                               Willis North America, Inc.
                               26 Century Boulevard
                               Nashville, Tennessee 37214
                               Attention:  Mary Caizzo, Esq.
                  -and-

                               Willis Group Holdings Limited
                               c/o Willis of New York, Inc.
                               One World Financial Center
                               200 Liberty Street
                               New York, New York 10281
                               Attention:  Adam Ciongoli, Esq.

         If to Executive:

                               To Executive's most recent address set forth in the personnel records of Willis US

         With a copy to:

                               Proskauer Rose LLP
                               1585 Broadway
                               New York, New York 10036
                               Attention:  Michael S. Sirkin, Esq.

     (d) Governing Law; Remedies. The substantive laws of New York shall govern this Agreement, without giving effect to its conflicts of law principles. Any disputes or issues arising out of or relating to any equity in Willis Holdings that Executive has received or may become entitled to receive shall also be governed by the laws of the State of New York or, with respect to any stock options granted on Holdings Stock (except to the extent it involves interpretation under the Employment Agreement), the laws of Bermuda, without regard to conflicts of law principles in any event. Executive acknowledges that there is no adequate remedy at law for any breach of the provisions of Section 6 of this Agreement and that, in addition to any other remedies to which it may otherwise be entitled as a matter of law, Employer shall be entitled to injunctive relief in the event of any such breach.

     (e) Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed as a waiver of that party's rights upon any subsequent or different breach.

     (f) Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Executive and the successors and permitted assigns of Employer. Any amounts due Executive as of his death shall be paid to his designated beneficiary, or if none, his estate. Willis Holdings' direct and indirect subsidiaries are intended third-party beneficiaries of all promises and covenants made by Executive herein in favor of Willis US in Section 6 hereof. As such, insofar as they are affected by any breach of this Agreement by Executive, Willis Holdings' direct and indirect subsidiaries may enforce Executive's covenants and promises herein to the same extent that Employer has a right to do so. Neither Willis Holdings nor Willis US may assign this Agreement or its rights hereunder except as part of a sale of, and to the acquirer of, all or substantially all of the securities and/or assets of Willis Holdings or Willis US and then only if the assignee and the ultimate parent entity of the assignee (if applicable) promptly deliver to Executive a written assumption of the obligations hereunder in a form reasonably acceptable to Executive (or, to the extent otherwise required to bind an entity other than an entity incorporated under the laws of the United States, the equivalent documentation therefor).

     (g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (h) Legal Fees. Employer shall promptly pay Executive's reasonable legal and financial advisory fees incurred in connection with entering into this Agreement and shall, to the extent such amounts would be taxable to Executive, fully gross up such payments so that Executive shall have no net after-tax cost in respect of such payments. Any reimbursement hereunder that is treated as taxable income shall be paid to Executive promptly and in accordance with
Section 7(l)(iii) hereof.

     (i) Arbitration. Any dispute hereunder or with regard to any document or agreement referred to herein, other than injunctive relief under Section 7(d) hereof, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, Employer shall pay Executive's legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of Executive to repay such amounts if an arbitrator finds Executive's positions in such arbitration or dispute to have been frivolous or made in bad faith. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, such fees and costs shall be paid by the Employer prior to final disposition and promptly as such fees are incurred and submitted to the Employer for payment on a quarterly basis which submission shall be made within forty-five (45) days after the end of such quarter, subject to an obligation of Executive to repay such amounts if an arbitrator finds Executive's positions in such arbitration or dispute to have been frivolous or made in bad faith.

     (j) Jurisdiction. Willis US and Willis Holdings each hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agrees that service upon it shall be sufficient if made by registered mail, and agrees not to asset the defense of forum nonconveniens.

     (k) Joint and Several Liability. Willis US and Willis Holdings shall each be jointly and severally liable to Executive for all obligations of Employer hereunder and, in the event of any failure of such obligations to be timely fulfilled, Executive may seek applicable remedies against either Willis US or Willis Holdings, or both, without adversely affecting his rights under this Agreement. Any determination by an arbitrator against either Willis US or Willis Holdings shall be deemed a determination with regard to both such entities.

     (l) Section 409A.

                  (i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Employer (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with Executive, reform such provision to attempt to comply with
Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Employer of the applicable provision without violating the provisions of Section 409A. The Employer shall promptly modify all plans, programs and payroll practices that Executive participates in to comply with Section 409A.

                  (ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under
Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered "deferred compensation" under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) (including but not limited to the Restricted Stock Units granted March 14, 2007 and each grant hereafter made in accordance with Exhibit A hereto) and is due upon Executive's separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of Executive's death (the "Delay Period") and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(l)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

                  (iii) All expenses or other reimbursements paid pursuant to Sections 1(e) and 7(h) hereof that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

                  (iv) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Employer,

                  (v) (x) The Employer acknowledges and agrees that if any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to Executive or for Executive's benefit in connection with this Agreement, or Executive's employment with the Employer or the termination thereof (the "Payments") are determined to be subject to the excise tax imposed by Section 409A, or any interest or penalties with respect to such excise taxes (such excise taxes, together with any such interest and penalties, are referred to collectively as the "Section 409A Tax"), then the Executive will be entitled to receive an additional payment (a "409A Gross-Up Payment") from the Company such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such 409A Gross-Up Payment, shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments.

                  (y) All determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by Executive and approved by the Company, which approval won't be unreasonably withheld or delayed. For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive's residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Employer must make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within the ten (10) business days immediately following the date that the amount of such excess is finally determined. The Employer and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments. The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth (10th) business day following the last date the Payments are made.

                            [Signatures on next page]

          IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Employment Agreement as of the date first above written.


WILLIS NORTH AMERICA, INC.

By:________________________________
Name:______________________________
Title:_____________________________

AND, signed as a Deed and delivered    )   __________________________________
By WILLIS GROUP HOLDINGS               )   Director
LIMITED                                )
                                           __________________________________
                                           Director/Secretary
EXECUTIVE:

_________________________
Joseph J. Plumeri

                                    EXHIBIT A
                                    ---------

                              ANNUAL BONUS SCHEDULE

         The amount of the annual bonus earned by Executive shall be paid to Executive fifty percent (50%) in cash and 50 percent (50%) in restricted stock units ("RSU's"). The form of RSU's shall be the same as the RSU bonus form used in 2007 for Executive and the conversion from bonus value to number of RSU's shall be the same as used for the 2007 RSU bonus grant. Notwithstanding the foregoing, all RSU's shall vest no later than the annual meeting in 2011, upon Executive's earlier death, Disability Termination, Termination without Cause or Termination for Good Reason, Mutual Retirement or upon a Change in Control, all as defined in Executive's Employment Agreement. Any distribution of the underlying share with regard to the bonus RSU's shall be subject to Section 7(l) of the Employment Agreement. Furthermore, notwithstanding the foregoing, the parties may agree, to the extent permitted by Section 409A, on a different allocation between cash and RSU's or a different timing of payment of the RSU's at any time prior to six (6) months before the end of a performance period or at such other time as permitted under Section 409A.

The bonus shall be paid based on actual EBIT for the Fiscal Year compared to budgeted EBIT for such Fiscal Year with a bonus at target of at least 337% of Base Salary. If achievement is 95% of budget the bonus shall be at least 225% of Base Salary, and, if achievement is at least 105% of budget, the bonus shall be at least 450% of Base Salary. The Compensation Committee will in good faith consider and award bonuses if appropriate at lower levels of achievement and will also in good faith consider and award higher bonuses in any case where deserved.

                                    EXHIBIT B
                                    ---------

                               Stock Option Grant

         Provided that the shareholders of the Company approve a new equity plan or increase the number of shares available under the current equity plan at the next annual meeting, the Executive shall promptly thereafter be awarded 1,700,000 options at the fair market value on the date of grant, subject to earning and vesting, as follows:

               1. Earning of 1,200,000 based on earnings per share and operating budgets for calendar 2008, 2009 and 2010 with a catch-up in 2010 for nonvesting in 2008 and 2009, as follows:

               (x)
                    EPS                        At least    Options Earned
                    ---                        --------    --------------

                    2008                       $2.85       200,000

                    2009                       $3.30       200,000

                    2010                       $4.00       200,000 plus any
                                                           unearned options from
                                                           2008 or 2009
               (y)
                    Operating Margin           Target      Options Earned
                    ----------------           ------      --------------

                    2008                       24.0%       200,000

                    2009                       26.0%       200,000

                    2010                       28.0%       200,000 plus any
                                                           unearned options from
                                                           2008 or 2009
               (z)
                    Kicker                     Target      Options Earned
                    ------                     ------      --------------

                    2010 EPS                   Exceed      250,000
                                               $4.10

                    Annual Average             At least    250,000
                    TSR from 2008-2010         S&P 500
                                               & 1.5%

               The Compensation Committee will have discretion to treat the kicker options as earned if targets are not met for reasons beyond Executive's control. To be considered in good faith by the Compensation Committee and Board.

               2. Options shall have at least a 7-year term (or such longer term as provided in grants to other executives at or about the time of grant) with two years (not to go beyond the original term) to exercise after later of (A) the end of the relevant performance period, if applicable, and (B) death, Disability Termination,

               Termination without Cause or Termination for Good Reason, any termination on or after annual meeting in 2011 or Mutual
               Retirement. If employed at the time of the annual meeting in 2011, the earned options will be exercisable from that date forward. If not so employed because of any of the foregoing events, options will be exercisable from the dates provided in the prior sentence. If termination is for Cause or without Good Reason (and, in both cases, not either after the annual meeting in 2011 or as a result of Mutual Retirement), the options shall be forfeited upon such termination.

               3. In the event of termination as a result of death, Disability Termination, Termination without Cause, Termination for Good Reason, any employment condition is waived but performance criteria remain for Options not then earned.

               4. In the event of a Mutual Retirement, the employment condition is waived with respect to Options theretofore earned.

               5. In the event of a Change in Control of the Company before the end of 2010 (if Executive is then employed by the Company or his employment had terminated prior thereto on a basis covered by paragraph 3 above), all performance criteria are deemed satisfied, but, if then employed, the employment obligation remains until the annual meeting in 2011 or an earlier Termination without Cause, Termination for Good Reason, Mutual Retirement, death or incurring of a Disability Termination; also fully vests and the Options become immediately exercisable if a Good Reason event occurs after a Change in Control and Executive agrees to waive it.

               6. All criteria will be adjusted for change in GAAP, mergers, acquisitions, dispositions, material change in actual stock repurchases as compared to budgeted repurchases for purposes of calculating the projected EPS or other material corporate event, as determined in good faith by the Compensation Committee.

               7. There will be no forfeiture provisions (other than above forfeiture for nonvesting) and no post-employment restrictions in grant.

               8. Forms of grants will be agreed by Company and Executive in good faith.

               9. All terms shall have the same meaning as in the Employment Agreement.